----------------                              U.S. SECURITIES AND EXCHANGED COMMISION                   ----------------------------
|F  O  R  M   4|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 |OMB Number       3235-0287|
[ ] Check this box if                                                                                   |Expires: September 30,1998|
    no longer Subject        Filed pursuant to Section 16(a) of the Securities Exchanged Act of 1934,   |Estimated ave. burden     |
    to Section 16.              Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ----------------------------
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|Pfeiffer             Eckhard            |Compaq Computer Corporation             (CPQ)   |                                        |
|                                        |                                                | X  Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  | X Officer               Other          |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(Specify below)|
|  20555 SH 249                          |  (Voluntary)          |                        |                                        |
|  M/C 110701                            |                       |     November  1996     |                                        |
|                                        |                       |                        |  President & CEO          |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|Houston                 TX    77070     |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |---------|-------------------------------|  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |    |    |                |(A) |         |  Month          |or  |                    |
|                               |            |Code| V  |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I) |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|Common Stock                   | 11/25/1996 | M  |    |    159102      | A  | $14.4100|                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   | 11/25/1996 | M  |    |     68705      | A  | $13.1600|                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   | 11/25/1996 | M  |    |     11295      | A  | $13.1600|                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   | 11/25/1996 | M  |    |     20898      | A  | $14.4100|                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   | 11/25/1996 | S  |    |     20000      | D  | $79.1250|                 |    |                    |
|                               |            |    |    |            (01)|    |     (01)|                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   | 11/25/1996 | S  |    |      5000      | D  | $79.0000|                 |    |                    |
|                               |            |    |    |            (01)|    |     (01)|                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   | 11/25/1996 | S  |    |     24000      | D  | $78.5000|                 |    |                    |
|                               |            |    |    |            (01)|    |     (01)|                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   | 11/25/1996 | S  |    |      7000      | D  | $78.3750|                 |    |                    |
|                               |            |    |    |            (01)|    |     (01)|                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   | 11/25/1996 | S  |    |     16000      | D  | $78.2500|                 |    |                    |
|                               |            |    |    |            (01)|    |     (01)|                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   | 11/25/1996 | S  |    |     26000      | D  | $78.1250|                 |    |                    |
|                               |            |    |    |            (01)|    |     (01)|                 |    |                    |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1474 (7-96)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                      PAGE:  1 OF  4

FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |    (A)   |    (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|Stock Opti| $14.4100|11/25| M  |    |          |    159102|10/28|09/27|Common Sto|    159102|          |          |    |          |
|on   (Righ|         | 1996|    |    |          |          | 1989| 1999|ck        |          |          |          |    |          |
|t to buy) |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $14.4100|11/25| M  |    |          |     20898|10/28|09/27|Common Sto|     20898|          |         0| D  |          |
|on   (Righ|         | 1996|    |    |          |          | 1989| 1999|ck        |          |          |          |    |          |
|t to buy) |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $13.1600|11/25| M  |    |          |     68705|10/27|09/26|Common Sto|     68705|          |          |    |          |
|on   (Righ|         | 1996|    |    |          |          | 1990| 2000|ck        |          |          |          |    |          |
|t to buy) |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $13.1600|11/25| M  |    |          |     11295|10/27|09/26|Common Sto|     11295|          |          |    |          |
|on   (Righ|         | 1996|    |    |          |          | 1990| 2000|ck        |          |          |          |    |          |
|t to buy) |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $13.1600|11/26| M  |    |          |    100000|10/27|09/26|Common Sto|    100000|          |         0| D  |          |
|on   (Righ|         | 1996|    |    |          |          | 1990| 2000|ck        |          |          |          |    |          |
|t to buy) |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $62.8800|09/26| A  | V  |    350000|          |03/26|09/25|Common Sto|    350000|          |    350000| D  |          |
|on   (Righ|         | 1996|    |    |          |          | 1997| 2006|ck        |          |          |          |    |          |
|t to buy) |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti|         |     |    |    |          |          |     |     |Common Sto|          |          |   1820000| D  |          |
|on   (Righ|         |     |    |    |          |          |     |     |ck        |          |          |          |    |          |
|t to buy) |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |     (02)|     |    |    |      (02)|          | (02)| (02)|          |      (02)|      (02)|          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
      (01)  The reporting person is subject to the issuer's policy that restricts trading in the issuer's stock to a limited period following the issuer's earnings release for the preceding fiscal period.
      (02)  These stock options were granted at various dates between September 26, 1991 and September 29, 1995 at prices between
            $8.46 and $48.38, vest ratably over a period of five years, and expire 10 years from the date of grant.  The reporting person's total option holdings are the aggregate of the items listed in column 9 of Table II.





**Intentional misstatements or omissions of facts constitute Federal                    /s/Eckhard Pfeiffer              12/09/1996
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------------  ----------
                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (7-96)

Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMD Number

                           Pfeiffer, Eckhard                        Compaq Computer Corporation              NOV-1996 PAGE:  2 OF  4

----------------                              U.S. SECURITIES AND EXCHANGED COMMISION                   ----------------------------
|F  O  R  M   4|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 |OMB Number       3235-0287|
[ ] Check this box if                                                                                   |Expires: September 30,1998|
    no longer Subject        Filed pursuant to Section 16(a) of the Securities Exchanged Act of 1934,   |Estimated ave. burden     |
    to Section 16.              Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ----------------------------
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|Pfeiffer             Eckhard            |Compaq Computer Corporation             (CPQ)   |                                        |
|                                        |                                                | X  Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  | X  Officer              Other          |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(Specify below)|
|  20555 SH 249                          |  (Voluntary)          |                        |                                        |
|  M/C 110701                            |                       |     November  1996     |                                        |
|                                        |                       |                        |     Director and President & CEO       |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|Houston                 TX    77070     |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |---------|-------------------------------|  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |    |    |                |(A) |         |  Month          |or  |                    |
|                               |            |Code| V  |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I) |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|Common Stock                   | 11/25/1996 | S  |    |    119000      | D  | $78.0000|                 |    |                    |
|                               |            |    |    |            (01)|    |     (01)|                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   | 11/25/1996 | S  |    |      3000      | D  | $78.6250|                 |    |                    |
|                               |            |    |    |            (01)|    |     (01)|                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   | 11/26/1996 | M  |    |    100000      | A  | $13.1600|                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   | 11/26/1996 | S  |    |     40000      | D  | $79.0000|                 |    |                    |
|                               |            |    |    |            (01)|    |     (01)|                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   | 11/26/1996 | S  |    |      5000      | D  | $78.2500|                 |    |                    |
|                               |            |    |    |            (01)|    |     (01)|                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   | 11/26/1996 | S  |    |     12000      | D  | $78.1250|                 |    |                    |
|                               |            |    |    |            (01)|    |     (01)|                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   | 11/26/1996 | S  |    |     43000      | D  | $78.0000|     50000       | D  |                    |
|                               |            |    |    |            (01)|    |     (01)|                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1474 (7-96)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                      PAGE:  3 OF  4

FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |    (A)   |    (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
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|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
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|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
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|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
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Explanation of Responses:











**Intentional misstatements or omissions of facts constitute Federal                    /s/Eckhard Pfeiffer              12/09/1996
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------------  ----------
                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (7-96)

Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMD Number

                           Pfeiffer, Eckhard                        Compaq Computer Corporation              NOV-1996 PAGE:  4 OF  4